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                                                               EXHIBIT 12
                                                               ----------


                   NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                         STATEMENT OF COMPUTATION OF
                     RATIO OF EARNINGS TO FIXED CHARGES
                      (in thousands, except ratio data)

                                                                   Nine Months Ended September 30,
                                                                   1999                            1998*
                                                                   ----                            ----
           Earnings available to fixed charges:
             Income before income taxes                           $ 113,489                  $ 712,563
             Fixed charges:
               Interest expense                                      75,713                     73,600
               Portion of rent determined
                 to be interest (1)                                  24,239                     21,275
               Minority interest in
                 income of subsidiary trust                          20,082                     19,984
           Eliminate equity in earnings of
             unconsolidated entities                                 (6,466)                    (5,527)
                                                                    --------                   --------
                                                                  $ 227,057                  $ 821,895
                                                                    ========                   ========
           Fixed charges:
             Interest expense                                     $  75,713                  $  73,600
             Portion of rent determined
               to be interest (1)                                    24,239                     21,275

             Minority interest in
               income of subsidiary trust                            20,082                     19,984
                                                                   --------                    --------
                                                                  $ 120,034                  $ 114,859
                                                                   ========                   ========
           Ratio of earnings to fixed charges                         1.89                       7.16
                                                                   ========                   ========

          (1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.

        * Restated for the March 1999 merger with Rubbermaid Incorporated and the May 1998 merger with Calphalon, both of which were accounted for as poolings of interests.

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